Exhibit 10.1

Execution Version

AMENDMENT NO. 3 TO COMMERCIALIZATION AGREEMENT

THIS AMENDMENT NO. 3 TO COMMERCIALIZATION AGREEMENT (this “Amendment No. 3”) is entered into as of November 8, 2018, by and among Assertio Therapeutics, Inc., a Delaware corporation (formerly known as Depomed, Inc., a California corporation) (“Depomed”), Collegium Pharmaceutical, Inc., a Virginia corporation (“Collegium”), and Collegium NF, LLC, a Delaware limited liability company and wholly owned subsidiary of Collegium (“Newco”) and amends that certain Commercialization Agreement, dated as of December 4, 2017, as amended by Amendment No. 1 dated as of January 9, 2018 and Amendment No. 2 dated as of August 29, 2018 (as amended, the “Commercialization Agreement”), by and among Depomed, Collegium, and Newco.  Each of Depomed, Collegium and Newco is referred to herein individually as a “party” and collectively as the “parties.”  Defined terms used herein but not otherwise defined herein shall have the meaning ascribed to such terms in the Commercialization Agreement.

WHEREAS, the parties entered into that certain Commercialization Agreement on December 4, 2017, which was amended on January 9, 2018 and August 29, 2018, and wish to amend certain terms of the Commercialization Agreement; and

WHEREAS, Section 17.4 of the Commercialization Agreement provides that the Commercialization Agreement may be amended by written agreement executed by the parties thereto.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants herein contained, the parties, intending to be legally bound, hereby agree as follows:

1.                                      Section 1.123 of the Commercialization Agreement is hereby amended and restated as follows:

“Depomed Deposits” has the meaning set forth in Section 7.7(b)(ii)

2.                                      Section 1.139 of the Commercialization Agreement is hereby amended and restated as follows:

“OPC” means the Opioid PMR Consortium.

3.                                      The Commercialization Agreement is hereby amended to add the following as a new Section 1.216 of the Commercialization Agreement:

“Top-Up Payment” has the meaning set forth in Section 7.3(e)(ii).

4.                                      The Commercialization Agreement is hereby amended to add the following as a new Section 1.217 of the Commercialization Agreement:

“Warrant” means a common stock warrant to purchase up to 1,041,667 shares of Collegium common stock, par value $0.001 per share, at an exercise price of $19.20 per share, in the form attached hereto as Exhibit H.

5.                                      Section 3.2(c)(v) of the Commercialization Agreement is hereby amended to add the following sentences to the end of the paragraph:

“Notwithstanding the foregoing, with respect to any minimum purchase obligations due pursuant to the CMO Supply Agreements that, when added to COGS for a calendar year, results in an amount in excess of the Cost of Goods Sold Cap in OMP Territory (as defined in the Grünenthal License Agreement): (A) Depomed shall have financial responsibility for the first One Million Two Hundred Fifty Thousand Dollars ($1,250,000) of such excess amount in the aggregate, measured on an annual (calendar year) basis, (B) Collegium shall have financial responsibility for any excess aggregate amount above One Million Two Hundred Fifty Thousand Dollars ($1,250,000) and equal to or lesser than Two Million Five Hundred Thousand Dollars ($2,500,000) in the aggregate, measured on an annual (calendar year) basis, and (C) Depomed shall bear financial responsibility for any excess amount above Two Million Five Hundred Thousand Dollars ($2,500,000) in the aggregate, measured on an annual (calendar year) basis.  Such amounts shall be paid when due by Depomed in compliance with the terms of the CMO Supply Agreements, and Collegium shall promptly reimburse Depomed for any amounts for which it is responsible pursuant to this Section 3.2(c)(v).”

6.                                      Section 4.1 of the Commercialization Agreement is hereby amended to add the following sentence to the end of the paragraph:

“Within thirty (30) days after the last day of each calendar quarter, Collegium shall provide a certificate certifying that Collegium, either directly or through its Affiliates or any other Sublicensees, has satisfied in all material respects its obligations under Section 4.1 of this Agreement and Section 6.2 of the Consent Agreement.”

7.                                      Section 7.3(a) of the Commercialization Agreement is hereby amended and restated as follows:

“(i)                               Annual Net Sales through 2018.  As of immediately prior to the date hereof, based on the accounting rules and principles in effect at such time, Collegium has accrued a liability of Thirty-Three Million Seven Hundred and Fifty Thousand Dollars ($33,750,000) owed to Depomed for the quarter ending December 31, 2018 with regard to royalties due on Annual Net Sales of Payment-Bearing Products in the Territory. The parties agree that with regard to Annual Net Sales of Payment-Bearing Products in the Territory for the quarter ending December 31, 2018, Collegium shall pay to Depomed no less than such accrued amount.

Payments under this Section 7.3(a)(i) shall be due and payable on February 14, 2019, if not already paid pursuant to the payment mechanism provided in Section 7.7(b)(i) or otherwise.”

“(ii) Annual Net Sales from 2019 through 2021.  From and after January 1, 2019 through December 31, 2021 during the Payment Term, and subject to Section 7.3(f), Collegium shall pay to Depomed amounts based upon Annual Net Sales of Payment-Bearing Products in the Territory according to the schedule set forth below:

Portion of Annual Net Sales of Payment-Bearing Products	Amount / Rate

Up to One Hundred Eighty Million Dollars ($180,000,000)	65% of such portion of Annual Net Sales

Above One Hundred Eighty Million Dollars ($180,000,000) up to Two Hundred Ten Million Dollars ($210,000,000)	14% of such portion of Annual Net Sales

Above Two Hundred Ten Million Dollars ($210,000,000) up to Two Hundred Thirty-Three Million Dollars ($233,000,000)	58% of such portion of Annual Net Sales

Above Two Hundred Thirty-Three Million Dollars ($233,000,000) up to Two Hundred Fifty-Eight Million Dollars ($258,000,000)	20% of such portion of Annual Net Sales

Above Two Hundred Fifty-Eight Million Dollars ($258,000,000)	15% of such portion of Annual Net Sales

For illustration purposes only, if Annual Net Sales of Payment-Bearing Products in the Territory are $253,000,000 for a particular calendar year, then the amount owed for such period would be 65% of $180,000,000, plus 14% of $30,000,000, plus 58% of $23,000,000, plus 20% of $20,000,000 for a total amount owed of $138,540,000.

Payments under this Section 7.3(a)(ii) (A) with respect to Annual Net Sales of Payment-Bearing Products up to Two Hundred Thirty-Three Million Dollars ($233,000,000), shall be due and payable within forty-five (45) days after the last day of each calendar quarter, and (B) with respect to any portion of Annual Net Sales of Payment-Bearing Products above Two Hundred Thirty-Three Million Dollars ($233,000,000), shall be due and payable within sixty (60) days after the last day of each calendar year.”

8.                                      Section 7.3(e)(ii) of the Commercialization Agreement is hereby amended by adding the following paragraph to the end of the subsection:

“If the total amount actually paid to Grünenthal by Collegium in accordance with Section 7.3 in a particular calendar year during the Payment Term for annual “Net Sales” of Products” is less than the minimum annual royalty set forth in Section 7.5(a) of the Consent Agreement, then Collegium shall reimburse Depomed in respect of its minimum royalty payment obligations to Grünenthal, with such reimbursement to be in an amount equal to the difference between such minimum annual royalty and such amount Collegium actually paid, to Grünenthal in such year (such reimbursement amount, if any, the “Top-Up Payment”).   As between the parties, the parties agree that the amount of any Top-Up Payment paid by Collegium to Depomed in any calendar year shall not be included in the COGS for such calendar year for purposes of determining whether the Cost of Goods Sold Cap in OMP Territory (as defined in the Grünenthal License Agreement) has been exceeded in such calendar year.”

9.                                      Section 7.3(e)(v) of the Commercialization Agreement is hereby amended and restated as follows:

“Depomed shall cooperate reasonably to extend to Collegium, its Affiliates and any other Sublicensees all of the benefits of the terms and conditions of the Grünenthal License Agreement applicable to Collegium’s obligations under this Section 7.3(e), subject to Collegium’s compliance with this Section 7.3(e).  In addition, Depomed shall use commercially reasonable efforts to pursue any rights and remedies Depomed may have under the Grünenthal License Agreement for the benefit of Collegium or any of its Affiliates or any other Sublicensees with respect to their practice of sublicenses under the Grünenthal License Agreement in the Territory, solely as requested by Collegium in writing, provided that Collegium shall reimburse Depomed for any reasonable, documented out-of-pocket expenses (including legal expenses) incurred by Depomed with respect to its pursuit of such rights and remedies.  In addition, notwithstanding anything in Section 7.3(e)(ii) or Section 7.3(e)(iii) to the contrary, in the event any royalty rate reduction under Section 6.9 (Cost of Goods Sold Cap in OMP Territory) in the Grünenthal License Agreement would apply with respect to the sale of Payment-Bearing Products (except “New Products” as defined in the Consent Agreement) in the Territory, Collegium shall be entitled to apply such royalty rate reduction to the royalty rates owed to Depomed pursuant to Section 7.3(e)(ii) or Section 7.3(e)(iii); provided, however, that if and to the extent that any such royalty rate reduction would apply as a result of Depomed’s and/or Collegium’s payment of any amounts with respect to any minimum purchase obligations under the CMO Supply Agreements, the parties will work in good faith to calculate and allocate between the parties the appropriate apportionment of the royalty rate reduction taking into account, among other factors, the relative amount of the minimum purchase obligations paid by each party.  In the event the aforementioned royalty rate reduction exceeds the royalty rate owed to Depomed pursuant to Section 7.3(e)(ii) or Section 7.3(e)(iii), then Depomed shall reimburse Collegium within sixty (60) days after the end of each calendar year for the portion of the amount paid by Collegium to Grünenthal during such calendar year that is equivalent to the amount Collegium would have been entitled to withhold from Depomed pursuant to the foregoing sentence.  Except for (A) Collegium’s payment obligations to Grünenthal, (B) Collegium’s indemnification obligations under clause (vii) of Section 12.2(a), and (C) Depomed’s activities in pursuing rights and remedies under the Grünenthal License Agreement for the benefit of Collegium upon Collegium’s written request, in the case of (A) and (C), as set forth in this Section 7.3(e), Collegium shall not be liable to Grünenthal or to Depomed or any of its Affiliates for any costs, Liabilities or expenses associated with Depomed’s acts or omissions under or in connection with the Grünenthal License Agreement.

10.                               Section 7.3(f)(i)(A) of the Commercialization Agreement is hereby amended and restated as follows:

“the payment obligations under Section 7.3(a) solely with respect to Annual Net Sales of Payment-Bearing Products during the period from January 1, 2018 through December 31, 2018 shall no longer apply, and

11.                               Section 7.3(f)(iii) of the Commercialization Agreement is hereby amended and restated as follows:

“Reserved.”

For clarification, the last paragraph in Section 7.3(f) that follows subsection (iii) remains unchanged.

12.                               Section 7.3(g) of the Commercialization Agreement is hereby amended by adding the following sentence to the end of the paragraph:

“Collegium shall pay to Depomed any amounts underpaid to Depomed from the Newco Deposits, including all amounts payable to Depomed under this Section 7.3 (including reimbursements due pursuant to Sections 7.3(e)(ii) and (v)), concurrent with the delivery of such reports.”

13.                               The Commercialization Agreement is hereby amended to add the following as a new Section 7.3(h) of the Commercialization Agreement:

“Other Reimbursements.  Within forty-five (45) days after the last day of each calendar quarter, Depomed shall send an invoice to Collegium that summarizes all fees and costs for which Collegium shares responsibility for such just-ended quarter pursuant to Section 3.2(c)(v) or Section 7.8(b), as applicable, and Collegium shall pay such invoice promptly (and in any event within thirty (30) days of receipt).”

14.                               Section 7.7(a)(i) of the Commercialization Agreement is hereby amended by replacing the last sentence with the following:

“Depomed shall have the right to draw upon the Letter of Credit, up to the Maximum Stated Value, in the event that there is a shortfall in the payments made to Depomed by Collegium pursuant to Section 7.3(a)(i) hereof, solely to the extent of such quarterly shortfall as determined in good faith by Depomed (a “Quarterly Shortfall”), provided that Collegium does not pay the amount of such Quarterly Shortfall to Depomed within forty-five (45) days after the last day of such calendar quarter.”

15.                               Section 7.7(a)(iii)(A) of the Commercialization Agreement is hereby amended and restated as follows:

“11:59 p.m. eastern time on February 28, 2019 or one (1) Business Day after the payment referenced in Section 7.3(a)(i) is made, whichever occurs first,”

16.                               Section 7.7(b)(ii) of the Commercialization Agreement is hereby amended and restated as follows:

“Collegium and Newco shall, and Collegium shall cause Newco to, cause all amounts from gross sales of the Payment-Bearing Products to be deposited directly into the Sales Account (including, requiring all Customers of the Payment-Bearing Products to remit all payments owed to Collegium or any of its Affiliates or any other Sublicensees directly into the Sales Account) and, on a daily basis, thirty-two and one-half percent (32.5%) of such day’s deposits (the “Newco Deposits”) shall be swept into an account designated and owned by Depomed, and sixty-seven and one-half percent (67.5%) shall be swept into an account designated and owned by Collegium; provided, however, that during the fourth calendar quarter of each year, on a daily basis, twenty-two and one-half percent (22.5%) of the Newco Deposits shall be swept into an account designated and owned by Depomed, and seventy-seven and one-half percent (77.5%) shall be swept into an account designated and owned by Collegium. The sweep mechanism shall not be subject to change and shall be the only mechanism for disbursing funds from the Sales Account, unless in a writing signed by both Depomed and Newco; provided that upon an “Event of Default” (as defined in the Collateral Agreement), Depomed may exercise all remedies granted under the Collateral Agreement. Collegium and Newco jointly and severally represent and agree that each of them have no legal or equitable property interest (as that term is used in 11 USC Section 541) in the thirty-two and one-half percent (32.5%) or twenty-two and one-half percent (22.5%), as applicable, of Newco Deposits allocable to Depomed (the “Depomed Deposits”), and only have a contractual right to refund pursuant to the last sentence of this Section 7.7(b)(ii). In any bankruptcy, insolvency or similar proceedings commenced by or against Newco or Collegium, or any of their respective Affiliates, the Depomed Deposits shall not be part of Newco’s or Collegium’s, or any of their Affiliates’, respective estates. Further, Collegium and Newco jointly and severally forever waive any rights in or claim to the Depomed Deposits and covenant (A) that neither of them will ever contest the representations and waivers contained herein with respect to the Depomed Deposits and (B) not to commence, directly or indirectly, or join any claim, complaint, action, suit or proceeding with respect to any right to the Depomed Deposits, including but not limited to whether the Depomed Deposits are part of the estates of any of Newco or Collegium, or any of their respective Affiliates. Based on Collegium’s reports provided to Depomed calculating amounts payable under Section 7.3, Depomed shall refund to Newco any amounts overpaid to Depomed from the Newco Deposits within ten (10) Business Days of receiving such reports.”

17.                               Section 7.8 of the Commercialization Agreement is hereby amended by creating new subsections (a) and (b), moving the existing provision of Section 7.8 into subsection (a), and adding the following as subsection (b):

“Depomed shall be responsible for all fees and costs stemming from its membership in the OPC arising in the calendar year 2018. Depomed and Collegium shall each be responsible for fifty percent (50%) of such fees and costs arising thereafter.  Such amounts shall be paid when due by Depomed, and Collegium shall promptly reimburse Depomed for any amounts in which it is responsible.  Collegium shall be solely responsible for all fees and costs stemming from its membership in the OPC.”

18.                               The Commercialization Agreement is hereby amended to add the following as a new Section 7.9 of the Commercialization Agreement:

“Other Payments

Concurrent with execution of this Amendment No. 3, Collegium shall deliver the executed Warrant.”

19.                               Section 9.2(a)(i) of the Commercialization Agreement is hereby amended and restated as follows:

“upon sixty (60) days’ prior written notice to Collegium in the event that the aggregate Net Sales of the Payment-Bearing Products in the Territory during any period of twelve (12) consecutive calendar months ending on or before December 31, 2021 are less than One Hundred Eighty Million Dollars ($180,000,000), or aggregate Net Sales of the Payment-Bearing Products in the Territory during any period of twelve (12) consecutive calendar months commencing on or after January 1, 2022 are less than One Hundred Seventy Million Dollars ($170,000,000); provided, however, that Depomed must issue its notice of termination to Collegium under this Section 9.2(a)(i), if at all, within thirty (30) days following Depomed’s receipt of a quarterly report provided by Collegium under Section 7.3(g) which shows that the aggregate Net Sales of the Payment-Bearing Products in the Territory during the prior twelve (12) consecutive calendar months is less than one of the aforementioned aggregate Net Sales thresholds;”

20.                               Section 9.2(b) of the Commercialization Agreement is hereby amended and restated as follows:

“At any time on or after December 31, 2020, Collegium and Newco may tender a written notice to Depomed terminating this Agreement for any reason, with such termination to be effective one year from the delivery of such notice; provided that, if the effective date of termination designated in such notice is prior to December 31, 2022, then such termination shall be contingent upon the payment by Collegium to Depomed, concurrent with the delivery of such notice, of a termination fee in the amount of Five Million Dollars ($5,000,000). After the delivery of notice of termination and prior to the effective date of termination pursuant to this Section 9.2(b), Collegium shall continue to comply with its diligence obligations as set forth in the first sentence of Section 4.1 and otherwise operate and maintain the business and assets relating to this Agreement in the ordinary course of business and consistent in all material respects with the twelve (12) month period prior to such delivery of notice of termination.”

21.                               Section 9.3(b) of the Commercialization Agreement is hereby amended by replacing the last sentence with the following:

“For clarity, Collegium shall not be deemed to be in breach of its obligation to make the payment to Depomed pursuant to Section 7.3(a)(i) hereof in the event that Depomed does not receive its full payment pursuant to Section 7.3(a)(i) hereof through the Sales Account and Depomed is eligible to, and does, draw on the Letter of Credit in accordance with Section 7.7(a) to satisfy any such Quarterly Shortfall.”

22.                               Section 9.3(c) of the Commercialization Agreement is hereby amended by replacing the last sentence with the following:

“Notwithstanding the foregoing, Collegium shall not be entitled to dispute its obligation to make any of the payments to Depomed due and payable under Section 7.3(a)(i).”

23.                               The Commercialization Agreement is hereby amended to add the following as a new Section 9.3(d) of the Commercialization Agreement:

“In the event of a material breach of this Agreement (including a material breach of the Consent Agreement) by Collegium or Newco, as a result of which Depomed delivers a notice to terminate this Agreement pursuant to and in accordance with this Section 9.3 at any time prior to March 1, 2022 (and prior to Collegium and Newco tendering a written notice to Depomed terminating this Agreement pursuant to and in accordance with Section 9.2(b)), which effects an actual termination of this Agreement pursuant to this Section 9.3, then Collegium shall pay Depomed liquidated damages, with such amount to be determined after taking into account the following factors, which the parties agree are reasonable and appropriate: (i)  the amounts Depomed would have been entitled to receive under Section 7.3(a) based on the projected aggregate amount of Net Sales that Collegium, its Affiliates and Sublicensees would have been reasonably likely to, but for such material breach, generate during the period commencing with Depomed’s issuance of notice of material breach to Collegium and ending on December 31, 2021, based (in part) on Collegium’s trailing aggregate Net Sales during the twelve (12) month period prior to the notice date, less (ii) the projected aggregate amount of Net Sales that Depomed, its Affiliates and Sublicensees could reasonably be expected to generate without material expenditure during the period beginning on the effective date of the termination and ending on December 31, 2021; plus (iii) any costs, expenses, reimbursements or payments that Collegium would have been obligated to pay under this Agreement or the Consent Agreement, including on behalf of Depomed, during the period commencing with the notice date and ending on December 31, 2021 (including but not limited to the Top-Up Payment and Collegium’s payment obligations pursuant to Section 7.3(e)).  Notwithstanding the foregoing, this Section 9.3(d) shall not be any indication or admission that the factors provided above are not relevant to periods after December 31, 2021.”

24.                               Section 9.7(a)(i) of the Commercialization Agreement is hereby amended by replacing the last sentence with the following:

“For clarity, Collegium shall not be obligated to make any payments to Depomed pursuant to Section 7.3(a)(i) with respect to any period of time or sales of any Payment-Bearing Product following the effective date of termination and, following receipt or issuance of any notice of termination pursuant to Section 9.2 or Section 9.3, Collegium’s obligation to pay any further payments to Depomed pursuant to Section 7.3(a)(i) (or portion thereof) shall only apply with respect to the period of time between its receipt or issuance of the termination notice and the effective date of termination.”

25.                               Section 12.7 of the Commercialization Agreement is hereby amended by replacing the first sentence with the following sentence:

“Except either party’s right to terminate the Agreement set forth in Section 9.3, and except as set forth in Section 9.3(d), the penultimate sentence of this Section 12.7, and in Section 17.13, this Article 12 provides the sole recourse and exclusive means from and after the Closing by which a party may assert and remedy any Losses arising under or with respect to this Agreement or any certificate or instrument of transfer, assignment or assumption delivered under this Agreement, and Section 17.12 and Section 17.13 provide the exclusive means by which a party may bring actions against the other party under or with respect to this Agreement or any certificate or instrument of transfer, assignment or assumption delivered under this Agreement.”

26.                               Section 12.8 of the Commercialization Agreement is hereby amended by replacing the last sentence with the following sentence:

“For clarity, in the event that Collegium is entitled to and does offset any amounts owed to it by Depomed in accordance with this Section 12.8 against any of the payments otherwise owed by it under Section 7.3(a)(i), Collegium will not be deemed to be in breach of its payment obligations to Depomed hereunder for such offset and the amount of such offset shall not constitute a Quarterly Shortfall for which Depomed will be entitled to draw upon the Letter of Credit pursuant to Section 7.7(a).”

27.                               Except as herein expressly amended, the Commercialization Agreement is ratified and confirmed in all respects by each of the parties hereto and shall remain in full force and effect and enforceable against them in accordance with its terms.  Unless the context otherwise requires, the term “Agreement” as used in the Commercialization Agreement shall be deemed to refer to the Commercialization Agreement as amended hereby. Nothing in this Amendment No. 3 shall be deemed to amend or alter in any way any term of the Consent Agreement or any rights of Grünenthal thereunder.

28.                               This Amendment No. 3 may be executed in one or more counterparts, each of which shall be deemed an original, and together shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that the parties need not sign the same counterpart.  This Amendment No. 3, following its execution, may be delivered via telecopier machine or other form of electronic delivery, which shall constitute delivery of an execution original for all purposes.

29.                               This Amendment No. 3 has been duly executed and delivered on behalf of each party, and constitutes a legal, valid, binding obligation, enforceable against it in accordance with the terms hereof.  The execution, delivery and performance of this Amendment No. 3 by each party does not conflict with any agreement or any provision thereof, or any instrument or understanding, oral or written, to which it is a party or by which it is bound, or require the consent or approval of any Third Party or Governmental Authority that has not otherwise been obtained on or prior to the date hereof, nor violate any law of any Governmental Authority having jurisdiction over such party.

30.                               This Amendment No. 3 shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law, principles or rules of such state, to the extent such principles or rules are not mandatorily applicable by statute and would permit or require the application of the laws of another jurisdiction.

(The remainder of this page is intentionally left blank.  The signature page follows.)

IN WITNESS WHEREOF, the parties have caused this Amendment No. 3 to be executed on the date first above written.

ASSERTIO THERAPEUTICS, INC.

/s/ Arthur Higgins
Name: Arthur Higgins
Title: CEO

COLLEGIUM PHARMACEUTICAL, INC.

/s/ Joseph Ciaffoni
Name: Joseph Ciaffoni
Title: President and CEO

COLLEGIUM NF, LLC

/s/ Paul Brannelly
Name: Paul Brannelly
Title: CFO

[Signature Page to Amendment No. 3 to Commercialization Agreement]